Exhibit 5.1

John Hanzel, Esquire
Attorney at Law
19425-G Liverpool Parkway
Cornelius, North Carolina 28031
(704) 892-1375

December 2, 2005

Homeland Integrated Security Systems, Inc.
One Town Square Boulevard
Suite 347
Asheville, North Carolina 28803

Re:       Offering by Homeland Integrated Security Systems, Inc.., a Florida corporation, of 187,000,000 common shares

Dear Sir or Madam:

You have requested my opinion for Homeland Integrated Security Systems, Inc., a Florida corporation ("Company") in conjunction with its aggregate offering of 187,000,000 common shares ("Shares") in the Company pursuant to the Form SB-2 filed on or about December 2, 2005 ("Registration Statement").

In rendering the opinions hereinafter expressed, I have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as I have deemed necessary as a basis for this opinion. I have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as I have deemed necessary and appropriate for purposes of this opinion.

Without limiting the generality of the foregoing, in my examination, I have assumed without independent verification all documents submitted to me as originals are authentic, the signatures on all documents that I examined are genuine, and all documents submitted to me as certified, conformed, photostatic or facsimile copies conform to the original document, and all corporate records made available to me by the Company and all public records reviewed are accurate and complete.

The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Florida as in effect as of the date hereof and I do not purport to be expert on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or "blue sky" laws or regulations.

On the basis of the foregoing, and in reliance thereon, and having regard to legal considerations and other information that I deem relevant, I am of the opinion that the Shares, when and to the extent issued and sold in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion may not be relied upon by any other person, or used by you for any other purposes, without my prior written consent in each instance.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ John Hanzel

John Hanzel, Esquire